                                                                EXHIBIT 99.1


                                     [LOGO]
                            COACHMEN INDUSTRIES, INC.
           2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515
                        o 574/262-0123 o Fax 574/262-8823


                                  NEWS RELEASE


For immediate release Monday, October 25, 2004

COACHMEN INDUSTRIES, INC. ANNOUNCES SOLID THIRD QUARTER RESULTS

    O  REVENUES INCREASE 17% TO RECORD $235.5 MILLION.
    O  NET INCOME IMPROVES 11% TO $5.9 MILLION.
    O  EPS IMPROVES 9% TO $0.38 FROM $0.35 PER SHARE.
    O  YTD EPS MORE THAN DOUBLES TO $0.76 FROM $0.35 PER SHARE.

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the third quarter ended September 30, 2004.

Sales for the third quarter increased 17.3% to $235.5 million versus $200.8 million during the same period last year. Net income posted a 10.6% improvement to $5.9 million, or $0.38 per share for the quarter. This compares with net income of $5.4 million or $0.35 per share in the third quarter of 2003, which was itself a uniquely strong period. Coachmen's third quarter results were driven by sales gains in both its Recreational Vehicle and Housing and Building segments, together with lower operating expenses as a percent of sales. For the first nine months of 2004, revenues have increased 28.9% to $671.7 million, from $521.1 million in the same period last year. Net income for the first nine months more than doubled, rising 119% to $11.8 million compared with $5.4 million in the first nine months of 2003.

Gross profit margin of 16.1% was a slight decline from the 16.5% gross profit margin in the third quarter of 2003. The single largest factor affecting gross margins was the Company's continued investment in new business initiatives in both its Recreational Vehicle and Housing and Building Segments. In the third quarter, start-up costs for the Coleman(R) line of RV products, the new West Coast Service Center and All American Building Systems amounted to approximately $1.7 million pre-tax, which reduced reported EPS by about $0.07 per share. GS&A expense as a percent of sales for the third quarter improved to 12.4% versus 12.5% in 2003. The Company's third quarter



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operating  income  improved  by 9.8%,  even with the  inclusion  of  significant expenses associated with the Company's growth initiatives in its two segments. Year to date, gross margins are 14.8% compared with 14.9% in 2003, while GS&A expenses as a percentage of sales improved to 12.4% from 13.2% last year. As a result, year to date operating margins increased 0.9 percentage points to 2.6% from 1.7% in 2003.

Claire C. Skinner, Chairman and Chief Executive Officer, remarked, "These favorable results for the quarter continue to demonstrate the Company's steady turnaround, and are consistent with management's earlier guidance. As expected, earnings per share were impacted by approximately $0.07 due to the investments we have been making in several important strategic initiatives, which will better position the Company for revenue and earnings growth in the future. In the near term, the RV industry has recently experienced a slowdown at both the retail and wholesale levels, causing our inventories to increase. We have responded by temporarily reducing production rates in some facilities. Even so, we remain reasonably optimistic for the remainder of this year and 2005."

RECREATIONAL VEHICLE SEGMENT

The Company's Recreational Vehicle Segment reported sales of $160.9 million, up 18.1% from $136.2 million during the third quarter of 2003. Gross profit for the quarter increased to $18.0 million, or 11.2% of sales from $15.9 million, or 11.7% of sales last year. Third quarter pre-tax income rose 13.2% to $3.3 million, from $2.9 million in 2003. Year to date, RV revenues of $481.3 million are up 34.0% compared to $359.2 million in 2003. Year to date gross profit for the segment was $51.6 million, or 10.7% of sales, compared with $36.7 million, or 10.2% of sales last year. For the first nine months, RV Segment pre-tax income increased 357% to $10.4 million compared with pre-tax income of $2.3 million last year.

As previously announced, Coachmen has embarked on two important growth initiatives within the RV Segment. First, it has entered into an exclusive licensing agreement with The Coleman Company to produce and market a line of Coleman(R) brand recreational vehicles. During the quarter, the purchase of a 147,000 square foot dedicated production facility was completed, and tooling and staffing of the facility progressed nicely throughout the quarter. The Company is also opening a West Coast Service Center in Southern California to serve its customers in the western states. The Company estimates that the expenses surrounding these two initiatives impacted pre-tax income for the RV Group by just over $900,000 in the third quarter.

RV Group wholesale unit shipments for the quarter increased by 3.4%. Shipments of motorized products were up a solid 22.7%, with Class A motorhomes increasing 14.1% and Class C motorhomes increasing 35.6%. Within the Class A vehicle category, shipments of Rear Diesel motorhomes increased 27.5%. Shipments of non-motorized products decreased by 3.4%, with Travel Trailers up 1.4% and Camping Trailers increasing 4.9%, while Fifth Wheels declined 31.1%. It is important to note that the


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change in Fifth Wheel shipments  followed an exceptionally  strong third quarter of 2003, when the Company increased shipments by 107%. Year to date, wholesale unit shipments have increased 11.6%, with motorized units increasing 40.9%. Class A motorhome shipments have increased 34.6%, while Class C motorhome shipments rose an impressive 49.4%. Non-motorized shipments have increased 1.7% for the first nine months, with shipments of Camping trailers up 10.0%, while
Travel  Trailer  and   Fifth-Wheel   shipments  have  decreased  2.4%  and  3.8%
respectively.

During the quarter, the RV industry experienced a slowdown in retail sales, likely attributable to a variety of factors including economic and geopolitical uncertainty, higher oil prices, and weaker consumer confidence. This was exacerbated by the severe weather in Florida and the Southeastern United States. Driven by the slowdown in retail activity, RV Group wholesale orders declined as dealer inventories increased, which reduced backlog levels by 57.8% from September 30, 2003. In response to current market conditions, production rates have been reduced and the Company is focusing on further balancing its elevated inventory levels while controlling marketing expenses.

HOUSING AND BUILDING SEGMENT

The Company's Housing and Building segment reported sales of $74.7 million, up 15.7% from $64.6 million during the third quarter of 2003. Gross profit for the quarter increased to $19.9 million, or 26.6% of sales from $17.6 million, or 27.3% of sales in the same period last year. Third quarter pre-tax income fell 11.4% to $4.9 million, from $5.5 million in 2003. Year to date, Housing & Building revenues are $190.4 million, up 17.5% from the $161.9 million reported last year. Year to date gross profit for the segment was $47.3 million, or 24.8% of sales, compared with $41.0 million, or 25.3% of sales in the same period last year. The Housing and Building segment's pre-tax income has declined 8.6% to $6.7 million compared with pre-tax income of $7.3 million in 2003.

A number of factors within the quarter affected the profitability of the Housing and Building Group. The Company continues to incur development costs for the new All American Building Systems (AABS) business unit, which is allowing the Company to expand into larger commercial and multi-family projects. The gestation period for these projects is much longer than the traditional single-family business, in some cases taking six to twelve months from bid to construction. As the AABS order pipeline and backlog fill, additional revenues should offset current operating costs. The costs associated with AABS, coupled with the Ameri-Log marketing costs, resulted in a reduction of the Housing and Building Group's pretax profit of more than $800,000.

"We are pleased with the progress we've made in our AABS unit," noted President and Chief Operating Officer Matthew J. Schafer. "Although we have incurred additional expenses in the early phase of this business, we are confident that the investments we are making now will pay future dividends in the form of increased sales and earnings in non-traditional markets," added Schafer. In addition, the Housing & Building segment


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continued to work its way through its backlog of price protected  orders,  which impacted margins due to raw material price inflation. This situation has now resolved itself, and the Company should recognize higher selling prices on orders shipped in the fourth quarter. Finally, a number of the Housing &
Building  Segment's   customers  were  negatively  impacted  by  the  series  of hurricanes that affected the Southeast, up through the Mid-Atlantic region. This severe weather reduced total deliveries in the third quarter.

Despite all of these challenges, order flow remained strong during the quarter. Wholesale unit shipments were up 2.5% and backlogs were 34.1% higher than the comparable 2003 quarter.

BALANCE SHEET/CASH FLOW

As of September 30, 2004, the Company had cash and marketable securities of $11.0 million and shareholders' equity of $221.3 million. However, with the increase in working capital required to support the Company's considerable revenue growth and the recent elevation in RV finished inventories, year-to-date operating cash flow was a negative $11.0 million. Capital expenditures totaled $6.8 million for the third quarter, while depreciation was $2.2 million.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, "We are pleased with the continued improvement in earnings we've seen so far in 2004. Despite the solid operating performance, the recent slowdown in the RV industry has resulted in a high level of inventory. Consequently, reducing working capital is a main priority, which we'll accomplish through speeding up the cash conversion cycle and adjusting production levels to meet the current business environment. As we focus on these fundamentals, we should see sustained operating performance and improved cash flow in the periods ahead."

2004 OUTLOOK

"We've built upon the success of the first half of the year, and have achieved third quarter results that were better than last year, which is impressive given the strength of our business in the second half of 2003," said Chairman Skinner. "Looking to the fourth quarter, we are faced with several challenges, including a marked slowdown in retail demand for RVs with a corresponding reduction in RV revenues and margins at lower production levels, and the continuing start-up costs for our new Coleman product lines, the West Coast Service Center and the Housing and Building Group marketing initiatives. The recent slowdown in the RV industry underscores the merit of these initiatives, as they serve to strengthen the Company's position by expanding our products and distribution opportunities, as well as enhancing our brand value."

Skinner continued, "We are hopeful that the current retail trends in RVs will begin to improve late in the fourth quarter, as uncertainties surrounding the economy and elections subside and as the markets in the Southeast recover, though we are mindful that


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competitive measures may well place strong pressure on RV margins in response to excess inventories industry-wide. Notwithstanding these challenges, we are reiterating our earnings guidance for the year, with revenue growth for the year projected to be in the range of 20% to 25%, or $850 million to $890 million, upon which we expect to deliver earnings per share in the range of $0.88 to $0.93, a dramatic improvement over the $0.48 in 2003."

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(TM), SPORTSCOACH(R) and VIKING(R). The Company's subsidiary, ALL AMERICAN HOMES(R), is one of the nation's largest producers of systems-built homes. Coachmen Industries is also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS(TM) and MILLER BUILDING SYSTEMS(TM) products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company listed on the New York Stock Exchange (NYSE) under the ticker COA.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE IMPACT OF PERFORMANCE ON THE VALUATION OF INTANGIBLE ASSETS, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS AND APPLIANCE SUPPLIERS, INTEREST RATES, THE AVAILABILITY AND COST OF REAL ESTATE FOR RESIDENTIAL HOUSING, THE ABILITY OF THE HOUSING AND BUILDING SEGMENT TO PERFORM IN NEW MARKET SEGMENTS WHERE IT HAS LIMITED EXPERIENCE, ADVERSE WEATHER CONDITIONS AFFECTING HOME DELIVERIES, COMPETITION, GOVERNMENT REGULATIONS, UNCERTAINTIES RELATED TO LAUNCH OF A NEW BRAND PRODUCT LINE OF RECREATIONAL VEHICLES, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, CONSOLIDATION OF DISTRIBUTION CHANNELS IN THE RECREATIONAL VEHICLE INDUSTRY, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES, UNCERTAINTY SURROUNDING THE 2004 ELECTIONS AND THEIR POSSIBLE IMPACT ON TAX POLICY ADVERSE TO DISCRETIONARY INCOME AVAILABLE FOR PURCHASES OF HIGH-COST CONSUMER DURABLES, FURTHER DEVELOPMENTS IN THE WAR ON TERRORISM AND RELATED INTERNATIONAL CRISES, OIL SUPPLIES, AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.


For more information:
     Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123

     Jeffery A. Tryka
     Director of Planning and Investor Relations
     574-262-0123



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                            COACHMEN INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED                NINE MONTHS ENDED
                                                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                  2004           2003              2004           2003
                                                  ----           ----              ----           ----

Net Sales                                      $   235,536    $    200,809      $  671,684     $   521,099

Gross Profit - $                                    37,851          33,130          99,077          77,710
Gross Profit - %                                      16.1%           16.5%           14.8%           14.9%

GS&A - $                                            29,228          25,159          83,184          69,020
GS&A - %                                              12.4%           12.5%           12.4%           13.2%

Gain on Sale of Property - $                          (189)            (57)         (1,268)            (96)
Gain on Sale of Property - %                          (0.1)%          (0.0)%          (0.2)%          (0.0)%

Operating Income- $                                  8,812           8,028          17,161           8,786
Operating Income- %                                    3.7%            4.0%            2.6%            1.7%

Other (Income)/Expense                                (216)           (100)           (687)            634

Pre-Tax Profit- $                                    9,028           8,128          17,848           8,152
Pre-Tax Profit - %                                     3.8%            4.0%            2.7%            1.6%

Tax Expense                                          3,100           2,770           6,086           2,778

Net Income                                           5,928           5,358          11,762           5,374

Earnings per share -
     Basic                                            0.38            0.35            0.76            0.35
     Diluted                                          0.38            0.35            0.76            0.35

Weighted Average Shares Outstanding
     Basic                                          15,527          15,427          15,436          15,436
     Diluted                                        15,564          15,464          15,475          15,475



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                            COACHMEN INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                           SEPTEMBER 30,        DECEMBER 31,
ASSETS                                                          2004                2003
------                                                          ----                ----

CURRENT ASSETS
Cash and temporary cash investments                       $         7,616    $          6,408
Marketable securities                                               3,415               5,667
Accounts receivable                                                50,212              46,232
Inventories                                                       149,813             101,100
Prepaid expenses and other                                         10,298               7,170
Deferred income taxes                                               6,457               5,959
                                                          ---------------    ----------------
     TOTAL CURRENT ASSETS                                         227,811             172,536

Property, plant & equipment, net                                   83,930              79,225
Goodwill                                                           18,212              18,954
Cash value of life insurance                                       39,486              36,506
Real estate held for sale                                              60                   0
Other                                                               4,696               3,467
                                                          ---------------    ----------------

     TOTAL ASSETS                                         $       374,195    $        310,688
                                                          ===============    ================


                                                           SEPTEMBER 30,        DECEMBER 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                            2004               2003
                                                                ----               ----
CURRENT LIABILITIES
ST borrowings & current portion of LT debt                $        26,560    $          5,990
Accounts payable, trade                                            49,820              30,486
Accrued income taxes                                                3,846               2,511
Other accruals                                                     43,104              37,586
                                                          ---------------    ----------------
     TOTAL CURRENT LIABILITIES                                    123,330              76,573

Long-term debt                                                     15,872               9,419
Deferred income taxes                                               3,903               4,089
Postretirement deferred comp benefits                               9,484               9,172
Other                                                                 346                 284
                                                          ---------------    ----------------
     TOTAL LIABILITIES                                            152,935              99,537

SHAREHOLDERS' EQUITY                                              221,260             211,151
                                                          ---------------    ----------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $       374,195    $        310,688
                                                          ===============    ================



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Coachmen Industries, Inc. Announces Third Quarter Results
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                            COACHMEN INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                   2004           2003
                                                                                   ----           ----


Net income                                                                      $   11,762     $     5,374
Depreciation                                                                         6,973           7,112
Changes in current assets and liabilities                                          (29,752)         (8,870)
                                                                                ----------     -----------
   NET CASH PROVIDED BY/(USED IN) OPERATIONS                                       (11,017)          3,616

NET CASH USED IN INVESTING ACTIVITIES                                              (12,442)         (8,202)

Net borrowings                                                                      27,023             (43)
Issuance/(purchase) of stock                                                           458          (4,085)
Dividends                                                                           (2,814)         (2,787)
                                                                                ----------     -----------
   NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES                              24,667          (6,915)

INCREASE/(DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                           1,208         (11,501)

Beginning of period cash and temporary cash investments                              6,408          16,549
                                                                                ----------     -----------

END OF PERIOD CASH AND TEMPORARY CASH INVESTMENTS                               $    7,616     $     5,048
                                                                                ==========     ===========



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                            COACHMEN INDUSTRIES, INC.
                             QUARTERLY SEGMENT DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                                SEPTEMBER 30,                  SEPTEMBER 30,
                                            2004            2003            2004             2003

SALES
Recreational Vehicle                  $     160,860   $    136,241    $     481,319   $     359,153
Housing and Building                         74,676         64,568          190,365         161,946
                                      -------------   ------------    -------------   -------------
     Total                            $     235,536   $    200,809    $     671,684   $     521,099
                                      =============   ============    =============   =============

GROSS PROFIT
Recreational Vehicle                  $      17,974   $     15,892    $      51,594   $      36,745
Housing and Building                         19,877         17,614           47,281          40,966
Other                                             0           (376)             202              (1)
                                      -------------   ------------    -------------   -------------
     Total                            $      37,851   $     33,130    $      99,077   $      77,710
                                      =============   ============    =============   =============

GROSS MARGIN PERCENTAGE
Recreational Vehicle                           11.2%          11.7%            10.7%           10.2%
Housing and Building                           26.6%          27.3%            24.8%           25.3%
                                      -------------   ------------    -------------   -------------
     Total                                     16.1%          16.5%            14.8%           14.9%
                                      =============   ============    =============   =============

OPERATING EXPENSES
Recreational Vehicle                  $      14,709   $     12,947    $      41,194   $      34,277
Housing and Building                         15,201         12,167           40,985          33,661
Other                                          (871)           (12)            (263)            986
                                      -------------   ------------    -------------   -------------
     Total                            $      29,039   $     25,102    $      81,916   $      68,924
                                      =============   ============    =============   =============

OPERATING EXPENSE PERCENTAGE
Recreational Vehicle                            9.1%           9.5%             8.6%            9.5%
Housing and Building                           20.4%          18.8%            21.5%           20.8%
                                      -------------   ------------    -------------   -------------
     Total                                     12.3%          12.5%            12.2%           13.2%
                                      =============   ============    =============   =============

OPERATING INCOME
Recreational Vehicle                  $       3,265   $      2,945    $      10,400    $      2,468
Housing and Building                          4,676          5,447            6,296           7,305
Other                                           871           (364)             465            (987)
                                      -------------   ------------    -------------    ------------
     Total                            $       8,812   $      8,028    $      17,161    $      8,786
                                      =============   ============    =============    ============

PRE-TAX INCOME/(LOSS)
Recreational Vehicle                  $       3,252   $      2,872    $     10,363    $       2,270
Housing and Building                          4,899          5,528           6,655            7,284
Other                                           877           (272)            830           (1,402)
                                      -------------   ------------    ------------    -------------
     Total                            $       9,028   $      8,128    $     17,848    $       8,152
                                      =============   ============    ============    =============


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